EXHIBIT (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
Onyx Software Corporation
at
$5.00 Net Per Share
by
CDC Software Acquisition Corp.,
a wholly owned subsidiary of
CDC Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 8, 2006, UNLESS THE OFFER IS EXTENDED.

July 12, 2006

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 12, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by CDC Software Acquisition Corp., a Washington corporation (“Purchaser”), and wholly owned subsidiary of CDC Corporation, a Cayman Islands corporation (“CDC”), to purchase all outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, between Onyx Software Corporation, a Washington corporation (“Onyx”), and Mellon Investor Services, L.L.C. (collectively, the “Shares”), of Onyx, at $5.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Offer to Purchase.

WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF THE SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1.	The tender price is $5.00 per Share, net to the seller in cash without interest.

2.	The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, August 8, 2006, unless the Offer is extended.

3.	The Offer is being made without the prior approval of the Onyx board of directors.

4.	The Offer is conditioned upon, among other things, the following:

(a)	there being validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of Shares which, together with the shares owned by CDC and its subsidiaries (including Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis;

(b)	the termination of the agreement and plan of merger by and among M2M Holdings, Inc., Orion Acquisition Corporation and Onyx dated as of June 5, 2006;

(c)	an amendment to the Rights Agreement between Onyx and Mellon Investor Services LLC to make the provisions of such rights agreement inapplicable to the Shares acquired by Purchaser; and

(d)	the board of directors of Onyx approving the purchase of Shares pursuant to this Offer for purposes of Chapter 23B.19 of Washington’s Business Corporation Act and its Articles of Incorporation.

The Offer is also subject to a number of other conditions, all of which are discussed in the Offer to Purchase. See Section 14 “Conditions to the Offer” in the Offer to Purchase.

5.	Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to The Bank of New York, as depositary (the “Depositary”), will not be obligated to pay brokerage fees or similar expenses or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, Holders may be subject to U.S. federal income tax backup withholding at a rate of 28%, unless they establish an exemption or provide the required tax identification information to the Depositary. See Instruction 8 of the Letter of Transmittal.

6.	In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
ONYX SOFTWARE CORPORATION

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated July 12, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by CDC Software Acquisition Corp, a Washington corporation (“Purchaser”), and a wholly owned subsidiary of CDC Corporation, a Cayman Islands corporation, to purchase all outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, between Onyx Software Corporation, a Washington corporation, and Mellon Investor Services, L.L.C. (collectively, the “Shares”), of Onyx, at $5.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:

Account No.:

Signature(s):
(SIGN HERE)

Dated:

Print Name(s):

Address(es):

Area Code and Telephone Number:

Tax Identification or Social Security Number:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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